DEGOLYER AND MACNAUGHTON
                             5001 SPRING VALLEY ROAD
                                 SUITE 800 EAST
                               DALLAS, TEXAS 75244

                                 April 20, 2007


Dune Energy, Inc.
3050 Post Oak Blvd
Suite 695
Houston, Texas 77056


Ladies and Gentlemen:

      We hereby consent to the use of the name DeGolyer and MacNaughton and to the inclusion of our "Appraisal Report as of December 31, 2006 on Certain Properties owned by Dune Energy Inc." (our Report) in the Annual Report section on 10-KSB/A of Dune Energy, Inc.". We further consent to the use of information from our Report in the section "Oil & Gas Reserves" of the Annual Report on 10-KSB/A of Dune Energy, Inc.

                                                    Very truly yours,

                                                    /s/ DeGolyer and MacNaughton

                                                    DeGOLYER and MacNAUGHTON